Exhibit 99.1

Masimo Appoints New Leader for Consumer Division
Blair Tripodi Named Chief Operating Officer for Masimo’s Consumer Division
IRVINE, California, September 19, 2022 – Masimo (Nasdaq: MASI) today announced the appointment of Blair Tripodi as Chief Operating Officer (COO) for the Masimo’s Consumer division, effective immediately. As leader of the Masimo’s Consumer division, Mr. Tripodi will report to Masimo’s Founder and CEO, Joe Kiani, and will be responsible for the division’s sales, product, marketing, and commercial operations teams. Mr. Tripodi’s most recent role was Chief Commercial Officer at Sound United.
“As we embark on this new era of Masimo, I couldn’t be more excited for the future of our Company,” said Joe Kiani. “Blair’s leadership, history, and extensive background in marketing, sales, and consumer products will position Masimo’s Consumer business, including the coming consumer health products, for optimal growth. His years of experience running successful campaigns in the consumer space, including 10 years at Sound United, will not only further our whole home audio solutions but will further our plans to improve 21st century healthcare by taking it directly into your home.”
Blair Tripodi joined Sound United in 2013. Prior to joining the global home and audio company, he was the Managing Director of Under Armour’s European, Middle Eastern, and African business. In addition, he has held a variety of marketing roles with Nike and the U.S. Olympic Committee.
“It’s an honor to step up and lead our consumer team into the next phase of growth with new innovative audio products as well as life-improving consumer healthcare products,” Tripodi commented. “We can do this because of our dedicated team, loyal customers, and global partner network. There are exciting times ahead as we set out to improve lives.”
@Masimo | #Masimo
About Masimo
Masimo (Nasdaq: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. Our mission is to improve patient outcomes and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies. Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates, improve CCHD screening in newborns, and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs. Masimo SET®is estimated to be used on more than 250 million patients in leading hospitals and other healthcare settings around the world, and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll. Masimo continues to refine SET® and in 2018, announced that SpO2 accuracy on RD SET® sensors during conditions of motion has been significantly improved, providing clinicians with even greater confidence that the SpO2 values they rely on accurately reflect a patient’s physiological status. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7® and Radius PPG™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97®. Masimo hospital automation and connectivity solutions are centered around the Masimo Hospital Automation platform™, and include Iris® Gateway, iSirona™, Patient SafetyNet®, Replica®, Halo ION™, UniView®, UniView :60® and Masimo SafetyNet®. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.
ORi and RPVi have not received FDA 510(k) clearance and are not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our assumptions regarding the repeatability of clinical results; risks related to our belief that Masimo's unique technologies, contribute to positive clinical outcomes and patient safety; risks related to our belief that Masimo noninvasive medical breakthroughs provide cost-effective solutions and unique advantages; risks related to COVID-19; as well as other factors discussed in the "Risk Factors" section of our most recent reports filed with the Securities and Exchange Commission ("SEC"), which may be obtained for free at the SEC's website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. We do not undertake any obligation to update, amend or clarify these statements or the "Risk Factors" contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Investor Contact:	Media Contact:
Eli Kammerman	Evan Lamb
(949)-297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI are trademarks or registered trademarks of Masimo.